Board of Directors

Thrivent Financial for Lutherans

625 Fourth Ave. S

Minneapolis, MN 55414

RE:	Thrivent Variable Insurance Account C

1940 Act File No. 811-5222

1933 Act File No. To be assigned

CIK# 0000814342

Directors:

This opinion is furnished in connection with the filing of the initial registration statement on Form S-6 (“Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “1933 Act”) and the Investment Company Act of 1940. This initial registration statement is being filed by Thrivent Variable Insurance Account C with respect to individual variable insurance contracts (the “Contracts”) issued by Thrivent Financial for Lutherans (“Thrivent Financial”). The Variable Account was established May 1, 1987.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

I am of the following opinions:

1.	Thrivent Financial for Lutherans is a fraternal benefit society organized under the laws of the State of Wisconsin;

2.

The Variable Account is duly organized under the provisions for the Minnesota Insurance Code as a separate account under which income, gains, or losses, realized or unrealized, from assets allocated to the Variable Account, are credited or charged against the Variable account under the terms of the Contracts without regard to income, gains, or losses to Thrivent Financial;

3.

The assets held in the Variable Account equal the reserves and other liabilities under the Contracts and are not chargeable with liabilities arising out of any other business Thrivent Financial may conduct.

I hereby consent to the use of this opinion as an exhibit to the Initial Registration Statement.

Respectfully,

/s/ Cynthia K. Mueller

Cynthia K. Mueller

Senior Counsel